TREDEGAR REPORTS FIRST QUARTER 2020 RESULTS
RICHMOND, VA--(BUSINESS WIRE)--5/11/2020--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported first quarter financial results for the period ended March 31, 2020.
First quarter 2020 net loss was $22.3 million ($0.67 per share) compared with net income of $19.8 million ($0.60 per share) in the first quarter of 2019.  Net income from ongoing operations, which excludes special items, was $11.3 million ($0.34 per share) in the first quarter of 2020 and $7.3 million ($0.22 per share) in the first quarter of 2019. A reconciliation of net income (loss), a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income from ongoing operations, a non-GAAP financial measure, for the three months ended March 31, 2020 and 2019, is provided in Note (a) of the Notes to the Financial Tables in this press release.
First Quarter Financial Results Highlights
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") from ongoing operations for Aluminum Extrusions of $11.7 million was $4.5 million lower than the first quarter of 2019
•EBITDA from ongoing operations for PE Films of $14.2 million was $7.6 million higher than the first quarter of 2019
•EBITDA from ongoing operations for Flexible Packaging Films of $6.6 million was $3.4 million higher than the first quarter of 2019

John Steitz, Tredegar’s president and chief executive officer said, “All of our manufacturing sites remain operational under COVID-19 conditions as essential businesses, with the health and safety of our employees being our top priority. Consolidated financial results from ongoing operations for the first quarter were favorable to last year despite results at Bonnell Aluminum being adversely impacted by a downturn in its markets, particularly during the last two weeks of the quarter due to the pandemic. Consumer demand during the pandemic has been strong for the end-use products made with materials supplied by Terphane and the Personal Care component of PE Films. Our Surface Protection component of PE Films had the third highest profit quarter on record but is expecting a slowdown for most of the balance of 2020, based on industry projections for products using flat panel displays.”
Mr. Steitz continued, “As we face the challenges of COVID-19, we feel extremely fortunate to have a strong balance sheet with debt net of cash that has not exceeded $21 million on a weekly basis so far in 2020.”
THE IMPACT OF COVID-19
Essential Business and Employee Considerations
The Company’s priorities during the COVID-19 pandemic have been to protect the health and safety of employees while keeping its manufacturing sites open due to the essential nature of many of its products. The Company’s businesses have been deemed “essential services,” “critical manufacturers,” and “life sustaining industries” under applicable state or national stay-at-home orders and therefore remain operational as of the date of this communication. Within the limitations imposed by the health and safety procedures described below, the Company has continued to manufacture a broad range of products at its facilities, including components for end-uses that are essential, critical or life sustaining such as: (i) polyester-based materials for flexible food packaging, (ii) polyethylene-based film and laminate materials for personal hygiene and packaging products, (iii) aluminum extrusion parts for hospital beds, FEMA tents, temporary hospital structures and medical equipment, (iv) materials for face masks, and (v) polyethylene-based films used to protect components of flat panel displays during manufacturing and transportation processes, which are instrumental to allowing employees to work from home.
The Company’s efforts to protect the health and well-being of its employees from COVID-19 began at the Company’s Guangzhou, China facility. Protocols developed at Guangzhou guided our COVID-related efforts at other facilities as the outbreak spread beyond China. Those efforts continue to improve as COVID-19-informed work practices evolve and the Company responds to recommended and mandated actions of government and health authorities.
The Company has educated employees about COVID-19 symptoms and hygiene best practices. It has adopted COVID-19-related pay and sick leave policies that incentivize employees to stay home if they feel ill or have been exposed to others with the illness. The Company’s policies include taking employee’s temperature before entering production facilities; mandating handwashing; requiring social distancing and, where social distancing is difficult, requiring face coverings; streamlining onsite personnel to only those required for production and distribution; strongly encouraging and, where mandated, requiring remote work for all those who can work from home; and disinfecting facilities. In the U.S., the Company has educated employees on COVID-19-related benefits (including leave benefits) under the Families First Coronavirus Response Act (“FFCRA”) and the Federal CARES Act. In addition, the Company is providing sickness- and childcare-related paid leave rights equivalent to those available under the FFCRA to employees at 500+ employee facilities who would not otherwise qualify for such paid leave rights under U.S. law. Based on the Company's understanding, it does not currently qualify for the U.S. government Paycheck Protection Program or Economic Injury Disaster Loan program.
On April 1, the Company began providing a weekly dashboard to its Board of Directors (the “Board”) highlighting the impacts of COVID-19 on its employees, businesses and financial condition.
As of May 6, the Company was aware of twelve confirmed cases of COVID-19 for its employees, with additional employees absent, pending testing results or self-quarantined. The Personal Care facility in Pune, India was temporarily shut down by a nationwide lockdown from late March to early April. The only COVID-19-related employee layoffs to-date have occurred at Bonnell Aluminum.
Bonnell Aluminum continuously attempts to match its direct labor with demand, including declining demand associated with the pandemic. Its layoffs of full-time, temporary or contract workers through May 6 was approximately 240 people. The Company’s Newnan, Georgia plant was temporarily shut down for disinfecting for 2 days in late March and 7.5 days again in April, which the Company estimates costs it approximately $300,000 per five-day week for paying direct labor not covered by programs under the FFCRA.
Financial Considerations
The 2020 annual plan for Bonnell Aluminum (pre-COVID-19) included sales volume of 201 million pounds and EBITDA from ongoing operations of $65 million, versus 2019 sales volume of 208 million pounds and EBITDA from ongoing operations of $65.7 million. Bonnell Aluminum’s current projection for 2020, which accounts for the pandemic and is highly uncertain, includes sales volume of 173 million pounds and EBITDA from ongoing operations of $45 million. The latest projections assume no further downtime at Bonnell Aluminum facilities and the collection of approximately 98% of gross accounts receivable (consistent with historical levels), which totaled approximately $65 million at the end of the first quarter of 2020. There were approximately 790 accounts receivable at the end of the first quarter of 2020, averaging $82,000 per account, with 10 accounts exceeding $1 million each and the highest single balance of $3.7 million.
To date, Bonnell Aluminum’s Niles, Michigan and Elkhart, Indiana facilities (which were acquired as “AACOA” in October 2012) have been the most severely impacted by the pandemic, with over 80% of the aluminum extrusions manufactured at these facilities sold to customers that make consumer durable products, such as recreational boating and power sports vehicles, as well as to customers serving building and construction and automotive markets. The original 2020 plan for EBITDA from ongoing operations associated with AACOA before the pandemic was $9.7 million. The latest EBITDA from ongoing operations projection for 2020, which accounts for a significant downturn expected with reduced demand created by the pandemic, is less than $1 million. Based on this projection and further recession and recovery scenarios, the Company concluded that the estimated fair value of the AACOA reporting unit was less than its carrying value, resulting in a write-off of its goodwill of $13.7 million ($10.5 million after related deferred income taxes).
Bonnell Aluminum’s future sales volume, EBITDA from ongoing operations, collections, bad debts, employment level and net cash flow are highly dependent upon the time it takes to safely reopen the U.S. economy, the ability of its customers and consumers to access government programs providing liquidity and support during the crisis, and the depth and duration of the recession that COVID-19 causes.
Demand has been strong under COVID-19 conditions for the Company’s flexible food packaging films produced by Terphane and the hygiene materials and tissue & towel overwrap films produced by the Personal Care component of PE Films. During the first quarter of 2020, the Surface Protection component of PE Films had its third highest profit quarter on record but is now expecting a slowdown for most of the balance of 2020, based on industry projections for products using flat panel displays. No significant issues have arisen to-date on the collection of accounts receivable at Terphane, Personal Care or Surface Protection.

Tredegar’s defined benefit pension plan, which was frozen at the end of 2007, was underfunded on a GAAP basis by $100 million at December 31, 2019, comprised of investments at fair value of $218 million and a projected benefit obligation (“PBO”) of $318 million. GAAP accounting requires adjustment for changes in values of assets and the PBO only at the end of each year, even though the value of these amounts changes daily. The Company estimates COVID-19-related changes to the values of pension plan assets and liabilities resulted in an increase in the underfunding from $100 million to $125 million at March 31, 2020.
Tredegar owns approximately 18.4% of Kaleo, Inc. (“kaléo”), which makes and sells an epinephrine delivery device under the name AUVI-Q®. The Company accounts for its investment in kaléo on a fair value basis. The Company’s estimate of the fair value of its interest in kaléo at March 31, 2020 was $69.4 million ($57.6 million after deferred income taxes), a decline of $26.1 million ($20.4 million after deferred income taxes) since the previous December 31, 2019 valuation. The decline in estimated fair value was primarily due to: (i) a decline in enterprise value-to-EBITDA multiples for comparable companies, (ii) lower expectations for 2020 EBITDA and net cash flow associated with lower market demand for epinephrine delivery devices resulting from COVID-19-related stay-at-home guidelines, especially if such guidelines impact the peak back-to-school season, and (iii) a higher private company liquidity discount. Kaléo’s stock is not publicly traded. The ultimate value of Tredegar’s ownership interest in kaléo could be materially different from the $69.4 million estimated fair value reflected in the Company’s financial statements at March 31, 2020.
Tredegar had debt (all under its revolving credit agreement) of $43 million and cash of $35.1 million at March 31, 2020. The revolving credit agreement allows borrowings of up to $500 million and matures in June 2024. The Company believes that its most restrictive covenant (computed quarterly) is the leverage ratio, which permits maximum borrowings of up to 4x EBITDA, as defined under the agreement for the trailing four quarters (“Credit EBITDA”). The Company had Credit EBITDA and a leverage ratio (calculated in the “Liquidity and Capital Resources” section of the Company’s Form 10-Q) of $97.0 million and 0.44x respectively, at March 31, 2020. The Company’s stress testing under a COVID-19-driven recession indicates a low probability that a future leverage ratio will exceed 4.0x, given the low leverage ratio that exists today. In any event, the Company is focused on conserving cash and borrowing capacity and has reduced its capital expenditures budget for 2020 from $47 million to $36 million and continues to optimize working capital. The Company’s current quarterly dividend at 12 cents per share aggregates to quarterly dividend payments of approximately $4 million. All decisions with respect to the declaration and payment of dividends will be made by the Board based upon earnings, financial condition, anticipated cash needs, restrictions under the revolving credit agreement and other relevant considerations.

OPERATIONS REVIEW
Aluminum Extrusions
Aluminum Extrusions, which is also referred to as Bonnell Aluminum, produces high-quality, soft-alloy and medium-strength aluminum extrusions primarily for the following markets: building and construction, automotive, and specialty (which consists of consumer durables, machinery and equipment, electrical and distribution end-use products.).
A summary of first quarter results for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	March 31,
	2020	2019
Sales volume (lbs)	47,317	53,616	(11.7)%
Net sales	$117,887	$139,047	(15.2)%
Ongoing operations:
EBITDA	$11,677	$16,166	(27.8)%
Depreciation & amortization	$(4,113)	$(4,081)	(0.8)%
EBIT*	$7,564	$12,085	(37.4)%
Capital expenditures	$1,574	$4,367
* See the net sales and EBITDA from ongoing operations by segment statements for a reconciliation of this non-GAAP measure to GAAP.

First Quarter 2020 Results vs. First Quarter 2019 Results
Net sales (sales less freight) in the first quarter of 2020 decreased versus 2019 primarily due to lower sales volume and the passthrough of lower metal costs, partially offset by an increase in average selling prices to cover higher operating costs. Sales volume in the first quarter of 2020 decreased by 11.7% versus 2019.
EBITDA from ongoing operations in the first quarter of 2020 decreased by $4.5 million in comparison to the first quarter of 2019 due to lower volumes ($4.9 million), higher labor and employee-related costs and miscellaneous expenses ($1.1 million), partially offset by higher pricing ($1.6 million).
Lower sales volume and bookings for Bonnell Aluminum coupled with industry data reflecting, among other factors, the impact of COVID-19, appear to indicate a downturn is occurring across all key end-use markets, with double-digit declines in the automotive and specialty markets. See the “The Impact of COVID-19” section for more information on business conditions and projections, including the write-off of goodwill relating to AACOA.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum are projected to be $14 million in 2020, including the expected initial investment for a multi-year project to migrate to a new division-wide enterprise resource planning and manufacturing excellence system ($3 million, which could be delayed as a result of COVID-19), infrastructure upgrades at the Carthage, Tennessee and Newnan, Georgia facilities ($2 million), and approximately $9 million required to support continuity of current operations. Depreciation expense is projected to be $14 million in 2020. Amortization expense is projected to be $3 million in 2020.

PE Films
PE Films is composed of surface protection films, personal care materials, polyethylene overwrap films and films for other markets. A summary of first quarter operating results from ongoing operations for PE Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	March 31,
	2020	2019
Sales volume (lbs)	27,529	25,846	6.5%
Net sales	$71,261	$66,779	6.7%
Ongoing operations:
EBITDA	$14,189	$6,543	116.9%
Depreciation & amortization	$(3,724)	$(3,592)	(3.7)%
EBIT*	$10,465	$2,951	254.6%
Capital expenditures	$2,416	$6,704
* See the net sales and EBITDA from ongoing operations by segment statements for a reconciliation of this non-GAAP measure to GAAP.
First Quarter 2020 Results vs. First Quarter 2019 Results
Net sales in the first quarter of 2020 increased by $4.5 million versus 2019 due to higher sales in Surface Protection. Surface Protection sales increased $8.5 million while Personal Care sales decreased $3.6 million.
Net sales in Surface Protection increased due to higher volume and favorable mix. Financial results in the first quarter of 2019 were unfavorably impacted by weak volume associated with a customer’s inventory correction and a slowdown in the mobile phone market. As discussed further below, a possible customer product transition in Surface Protection continues to be delayed. Net sales decreased by $1.7 million in Personal Care as a result of lower volume in elastics and unfavorable pricing, partially offset by higher volume in acquisition distribution layer, tissue & towel overwrap and topsheet materials, which the Company believes all benefited from COVID-19. In addition, net sales were adversely impacted by the decline in the value of currencies for operations outside of the U.S. relative to the U.S. Dollar ($1.9 million).

EBITDA from ongoing operations in the first quarter of 2020 increased by $7.6 million versus the first quarter of 2019 primarily due to:
•A $5.4 million increase from Surface Protection, primarily due to higher volume and mix (net favorable impact of $5.6 million) and lower fixed costs ($0.9 million), partially offset by higher selling, general and administrative costs ($0.6 million) and lower productivity ($0.5 million); and
•A $2.6 million increase from Personal Care, primarily due to favorable production efficiencies ($1.0 million), lower fixed and selling, general and administrative costs ($0.8 million), the favorable impact of the timing of resin cost passthroughs ($0.9 million) and favorable net foreign exchange impact ($0.6 million), partially offset by unfavorable pricing ($0.6 million).
See the “The Impact of COVID-19” section for more information.
Customer Product Transitions in Personal Care and Surface Protection
The Company previously disclosed a significant customer product transition for the Personal Care component of PE Films. Annual sales for this product declined from approximately $70 million in 2018 to $30 million in 2019. The Company extended an arrangement with this customer that is expected to generate sales of this product at approximately 2019 levels through at least 2022.
Personal Care had approximately break-even EBITDA from ongoing operations in 2019 as competitive pressures resulted in missed sales and margin goals. Personal Care continues to focus on new business development and cost reduction initiatives in an effort to improve profitability.
The Surface Protection component of PE Films supports manufacturers of optical and other specialty substrates used in flat panel display products. These films are primarily used by customers to protect components of displays in the manufacturing and transportation processes and then discarded.
The Company previously reported the risk that a portion of its film products used in surface protection applications will be made obsolete by possible future customer product transitions to less costly alternative processes or materials. These transitions principally relate to one customer. The full transition continues to encounter delays, resulting in higher than expected sales to this customer in the last four quarters. The Company estimates that during the next four quarters the adverse impact on EBITDA from ongoing operations from this customer shift versus the last four quarters ended March 31, 2020 could possibly be $14 million. To offset the potential adverse impact, the Company is aggressively pursuing and making progress generating sales from new surface protection products, applications and customers.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for PE Films are projected to be $14 million in 2020 including: $1.5 million to complete a scale-up line in Surface Protection to improve development and speed to market for new products; $6 million for other development projects; and $6 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $15 million in 2020. There is no amortization expense for PE Films.

Flexible Packaging Films
Flexible Packaging Films, which is also referred to as Terphane, produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of first quarter operating results from ongoing operations for Flexible Packaging Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	March 31,
	2020	2019
Sales volume (lbs)	25,779	25,462	1.2%
Net sales	$30,574	$33,619	(9.1)%
Ongoing operations:
EBITDA	$6,553	$3,203	104.6%
Depreciation & amortization	$(428)	$(344)	(24.4)%
EBIT*	$6,125	$2,859	114.2%
Capital expenditures	$848	$1,735
* See the net sales and EBITDA from ongoing operations by segment statements for a reconciliation of this non-GAAP measure to GAAP.
First Quarter 2020 Results vs. First Quarter 2019 Results
Net sales in the first quarter of 2020 decreased 9.1% versus the first quarter of 2019 primarily due to lower selling prices from the passthrough of lower raw material costs.
Terphane’s EBITDA from ongoing operations in the first quarter of 2020 increased by $3.4 million versus the first quarter of 2019 primarily due to:
•A benefit from pricing and higher volume ($0.9 million), production efficiencies ($0.4 million) and lower fixed costs ($0.5 million);
•A benefit of $1.2 million resulting from the favorable settlement of a dispute related to value-added taxes;
•Net favorable foreign currency translation of Real-denominated operating costs ($0.2 million); and
•Foreign currency transaction gains of $0.1 million in 2020 versus minimal gains in the first quarter of 2019.
Terphane has experienced strong demand for food packaging materials during the COVID-19 environment. See the “The Impact of COVID-19” section for more information.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures are projected to be $8 million in 2020, including $4 million for new capacity for value-added products and productivity projects and $4 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $2.0 million in 2020. Amortization expense is projected to be $0.4 million in 2020.

Corporate Expenses, Interest, Taxes & Other
Pension expense was $3.5 million in the first three months of 2020, versus $2.4 million in the first three months of 2019. The impact on earnings from pension expense is reflected in “Corporate expenses, net” in the Net sales and EBITDA from ongoing operations by segment table. Pension expense is projected to be $14.2 million in 2020, which is determined at the beginning of the year based on the funded status of the Company’s defined benefit pension plan and actuarial assumptions at that time. See the “The Impact of COVID-19” section for the Company’s estimate of the funded status of the pension plan at March 31, 2020. Corporate expenses, net, increased in the first three months of 2020 versus 2019 primarily due to higher stock-based employee compensation ($0.2 million), and consulting fees ($1.5 million) related to the identification and remediation of previously disclosed material weaknesses in the Company’s internal control over financial reporting and to business development activities.
Interest expense was $0.6 million in the first three months of 2020 in comparison to $1.2 million in the first three months of 2019, primarily due to lower average debt levels.
The effective tax rate used to compute income tax expense from continuing operations was 22.7% in the first three months of 2020, compared to 16.9% in the first three months of 2019. The effective tax rate from ongoing operations comparable to the earnings reconciliation table provided in Note (a) of the Notes to Financial Tables in this press release was 25.0% for the first three months of 2020 versus 19.8% in 2019 (see also Note (g) of the Notes to Financial Tables). An explanation of differences between the effective tax rate for income from continuing operations and the U.S. federal statutory rate for 2020 and 2019 will be provided in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2020 ("Form 10-Q").

FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. In addition, our current projections for Tredegar's businesses could be materially affected by the highly uncertain impact of COVID-19 upon our businesses. As a consequence, our results could differ significantly from our projections, depending on, among other things, the duration of "shelter in place" orders and the ultimate impact of the pandemic on our employees, our supply chains, our customers and the U.S. and world economies. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation, the following:
•loss or gain of sales to significant customers on which our business is highly dependent;
•inability to achieve sales to new customers to replace lost business;
•inability to develop, efficiently manufacture and deliver new products at competitive prices;
•failure of our customers to achieve success or maintain market share;
•failure to protect our intellectual property rights;
•risks of doing business in countries outside the U.S. that affect our substantial international operations;
•political, economic, and regulatory factors concerning our products;
•uncertain economic conditions in countries in which we do business;
•competition from other manufacturers, including manufacturers in lower-cost countries and manufacturers benefiting from government subsidies;
•impact of fluctuations in foreign exchange rates;
•a change in the amount of our underfunded defined benefit pension plan liability;

•an increase in the operating costs incurred by our operating companies, including, for example, the cost of raw materials and energy;
•inability to successfully identify, complete or integrate strategic acquisitions; failure to realize the expected benefits of such acquisitions and assumption of unanticipated risks in such acquisitions;
•disruption to our manufacturing facilities;
•the impact of public health epidemics on our employees, our production and the global economy, such as the coronavirus (COVID-19) currently impacting the global economy;
•an information technology system failure or breach;
•volatility and uncertainty of the valuation of our investment in kaléo;
•the impact of the imposition of tariffs and sanctions on imported aluminum ingot used in our aluminum extrusions;
•the impact of new tariffs or duties imposed as a result of rising trade tensions between the U.S. and other countries;
•failure to establish and maintain effective internal control over financial reporting;
•the termination of anti-dumping duties on products imported to Brazil that compete with products produced by Flexible Packaging;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in Part I, Item 1A of Tredegar’s Annual Report on Form 10-K for the year ended December 31, 2019. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC and part II, Item 1A of the Form 10-Q.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material Company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2019 sales of $1.0 billion. With approximately 3,000 employees, the Company operates manufacturing facilities in North America, South America, Europe, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Sales	$228,302	$248,466
Other income (expense), net (c)(d)	(26,211)	17,110
	202,091	265,576

Cost of goods sold (c)	175,311	200,653
Freight	8,580	9,021
Selling, R&D and general expenses (c)	28,024	26,497
Amortization of intangibles	758	891
Pension and postretirement benefits	3,567	2,415
Interest expense	555	1,232
Asset impairments and costs associated with exit and disposal activities, net of adjustments (c)	461	1,056
Goodwill impairment (e)	13,696	—
	230,952	241,765
Income (loss) before income taxes	(28,861)	23,811
Income tax expense (benefit)	(6,540)	4,026
Net income (loss)	$(22,321)	$19,785

Earnings (loss) per share:
Basic	$(0.67)	$0.60
Diluted	$(0.67)	$0.60

Shares used to compute earnings (loss) per share:
Basic	33,313	33,123
Diluted	33,313	33,127

Tredegar Corporation
Net Sales and EBITDA from Ongoing Operations by Segment
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Net Sales
Aluminum Extrusions	$117,887	$139,047
PE Films	71,261	66,779
Flexible Packaging Films	30,574	33,619
Total net sales	219,722	239,445
Add back freight	8,580	9,021
Sales as shown in the Condensed Consolidated Statements of Income	$228,302	$248,466
EBITDA from Ongoing Operations
Aluminum Extrusions:
Ongoing operations:
EBITDA (b)	11,677	16,166
Depreciation & amortization	(4,113)	(4,081)
EBIT (b)	7,564	12,085
Plant shutdowns, asset impairments, restructurings and other (c)	(688)	(40)
Goodwill impairment (e)	(13,696)	—
PE Films:
Ongoing operations:
EBITDA (b)	14,189	6,543
Depreciation & amortization	(3,724)	(3,592)
EBIT (b)	10,465	2,951
Plant shutdowns, asset impairments, restructurings and other (c)	(906)	(1,378)
Flexible Packaging Films:
Ongoing operations:
EBITDA (b)	6,553	3,203
Depreciation & amortization	(428)	(344)
EBIT (b)	6,125	2,859
Total	8,864	16,477
Interest income	52	59
Interest expense	555	1,232
Gain (loss) on investment in kaléo accounted for under fair value method (d)	(26,100)	17,082
Stock option-based compensation costs	584	415
Corporate expenses, net (c)	10,538	8,160
Income (loss) before income taxes	(28,861)	23,811
Income tax expense (benefit)	(6,540)	4,026
Net income (loss)	$(22,321)	$19,785

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31, 2020	December 31, 2019
Assets
Cash & cash equivalents	$35,059	$31,422
Accounts & other receivables, net	106,211	107,558
Income taxes recoverable	565	4,100
Inventories	84,215	81,380
Prepaid expenses & other	8,772	8,696
Total current assets	234,822	233,156
Property, plant & equipment, net	233,631	242,890
Right-of-use leased assets	18,559	19,220
Investment in kaléo (cost basis of $7,500)	69,400	95,500
Identifiable intangible assets, net	21,571	22,636
Goodwill	67,708	81,404
Deferred income taxes	13,218	13,129
Other assets	4,277	4,733
Total assets	$663,186	$712,668
Liabilities and Shareholders’ Equity
Accounts payable	$105,066	$103,657
Accrued expenses	46,862	45,809
Lease liability, short-term	2,973	3,002
Total current liabilities	154,901	152,468
Lease liability, long-term	17,010	17,689
Long-term debt	43,000	42,000
Pension and other postretirement benefit obligations, net	105,265	107,446
Deferred income taxes	—	11,019
Other noncurrent liabilities	4,420	5,297
Shareholders’ equity	338,590	376,749
Total liabilities and shareholders’ equity	$663,186	$712,668

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$(22,321)	$19,785
Adjustments for noncash items:
Depreciation	7,557	7,168
Amortization of intangibles	758	891
Reduction of right-of-use lease asset	696	632
Goodwill impairment	13,696	—
Deferred income taxes	(9,804)	2,410
Accrued pension income and post-retirement benefits	3,567	2,415
(Gain) loss on investment accounted for under the fair value method	26,100	(17,082)
(Gain) loss on asset impairments and divestitures	—	421
Net (gain) loss on sale of assets	—	(385)
Changes in assets and liabilities:
Accounts and other receivables	(2,849)	1,595
Inventories	(6,982)	(6,794)
Income taxes recoverable/payable	3,478	1,664
Prepaid expenses and other	(294)	1,078
Accounts payable and accrued expenses	3,588	(2,033)
Lease liability	(741)	(640)
Pension and postretirement benefit plan contributions	(1,967)	(1,724)
Other, net	595	1,727
Net cash provided by operating activities	15,077	11,128
Cash flows from investing activities:
Capital expenditures	(4,854)	(12,879)
Proceeds from the sale of assets and other	—	22
Net cash used in investing activities	(4,854)	(12,857)
Cash flows from financing activities:
Borrowings	16,500	23,750
Debt principal payments	(15,500)	(15,250)
Dividends paid	(4,005)	(3,652)
Repurchase of employee common stock for tax withholdings	(586)	(815)
Net cash (used in) provided by financing activities	(3,591)	4,033
Effect of exchange rate changes on cash	(2,995)	(399)
Increase in cash and cash equivalents	3,637	1,905
Cash and cash equivalents at beginning of period	31,422	34,397
Cash and cash equivalents at end of period	$35,059	$36,302

Notes to the Financial Tables
(Unaudited)
(a) Tredegar’s presentation of net income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income and diluted earnings per share as reported under GAAP. Net income and earnings per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income and earnings per share from ongoing operations for the three months ended March 31, 2020 and 2019 is shown below:

(in millions, except per share data)	Three Months Ended March 31,
	2020	2019
Net income (loss) as reported under GAAP	$(22.3)	$19.8
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.4	0.8
(Gains) losses from sale of assets and other:
(Gain) loss associated with the investment in kaléo	20.4	(14.3)
Other	2.3	1.0
Goodwill impairment	10.5	—
Net income from ongoing operations	$11.3	$7.3

Earnings (loss) per share as reported under GAAP (diluted)	$(0.67)	$0.60
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.01	0.02
(Gains) losses from sale of assets and other:
(Gain) loss associated with the investment in kaléo	0.61	(0.43)
Other	0.07	0.03
Goodwill impairment	0.32	—
Earnings per share from ongoing operations (diluted)	$0.34	$0.22
Reconciliations of the pre-tax and post-tax balances attributed to net income are shown in Note (g).

(b) EBITDA (earnings before interest, taxes, depreciation and amortization) from ongoing operations is the key profitability metric used by the Company’s chief operating decision maker to assess segment financial performance.  For more business segment information, see Note 11 in the Notes to Financial Statements in the Form 10-Q.
EBIT (earnings before interest and taxes) from ongoing operations is a non-GAAP financial measure included in the accompanying tables and the reconciliation of segment financial information to consolidated results for the Company in the net sales and EBITDA from ongoing operations by segment statements.  It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income as defined by GAAP.  EBIT is a widely understood and utilized metric that is meaningful to certain investors.  The Company believes that including this financial metric in the reconciliation of management’s performance metric, EBITDA from ongoing operations, provides useful information to those investors that primarily utilize EBIT to analyze the Company’s core operations.

(c) Losses associated with plant shutdowns, asset impairments, restructurings and other items in the first three months of 2020 and 2019 detailed below are shown in the statements of net sales and EBITDA from ongoing operations by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.

($ in millions)	Three Months Ended March 31, 2020
	Pre-Tax	Net of Tax
Aluminum Extrusions:
Losses from sale of assets, investment writedowns and other items:
Consulting expenses for ERP feasibility study[3]	$0.7	$0.5

PE Films:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Consolidation of Personal Care manufacturing facilities - U.S. and Europe:
Product qualifications[1]	$0.1	$0.1
Lake Zurich, Illinois plant shutdown and transfer of production to new elastics lines in Terre Haute, Indiana:
Severance	0.1	0.1
Asset impairment	0.3	0.2
Subtotal for PE Films	0.5	0.4

Losses from sale of assets, investment writedowns and other items:
Estimated excess costs associated with ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects[1]	0.4	0.3

Total for PE Films	$0.9	$0.7

Corporate:
Professional fees associated with: remediation activities and other costs relating to the Company’s material weaknesses in internal control over financial reporting; and business development activities[2]	$2.3	$1.8
Write-down of investment in Harbinger Capital Partners Special Situations Fund[3]	0.2	0.1
Total for Corporate	$2.5	$1.9
1. Included in “Cost of goods sold” in the condensed consolidated statements of income.
2. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
3. Included in “Other income (expense), net” in the condensed consolidated statements of income.

	Three months ended March 31, 2019
($ in millions)	Pre-Tax	Net of Tax
PE Films:
Losses associated with plant shutdowns, asset impairments and restructurings:
Shanghai plant shutdown:
Asset-related expenses	$0.2	$0.2
Other restructuring costs - severance	0.4	0.3
Write-off of Personal Care production line - Guangzhou, China facility	0.4	0.3
Subtotal for PE Films	1.0	0.8

Losses from sale of assets, investment writedowns and other items:
Estimated excess costs associated with ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects[1]	0.3	0.2

Total for PE Films	$1.3	$1.0

Corporate:
Professional fees associated with: remediation activities and other costs relating to the Company’s material weaknesses in internal control over financial reporting; business development activities; and implementation of new accounting guidance[2]	$0.9	$0.7
1. Included in “Cost of goods sold” in the condensed consolidated statements of income. 2. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
(d) A pre-tax loss on the Company’s investment in kaléo of $26.1 million was recognized in the first quarter of 2020, compared to a pre-tax gain of $17.1 million in the first quarter of 2019, which included a $17.6 million dividend (included in “Other income (expense), net” in the condensed consolidated statements of income).
(e) The operations of Aluminum Extrusions’s Niles, Michigan and Elkhart, Indiana facilities (which were acquired as “AACOA” in October 2012) have been severely impacted by the COVID-19 pandemic, with over 80% of the aluminum extrusions manufactured at these facilities sold to customers that make consumer durable products, such as recreational boating and power sports vehicles, as well as to customers serving building and construction and automotive markets.  In the first quarter of 2020, a goodwill impairment charge of $13.7 million was recognized in Aluminum Extrusions, which represented the entire amount of goodwill associated with the acquisition of AACOA. The original 2020 plan for EBITDA from ongoing operations associated with AACOA before the pandemic was $9.7 million. The latest EBITDA from ongoing operations projection for 2020, which accounts for a significant downturn expected with reduced demand created by the pandemic, is less than $1 million. Based on this projection and further recession and recovery scenarios, the Company concluded that the fair value of the AACOA reporting unit was less than its carrying value.
(f) Net debt is calculated as follows:

(in millions)	March 31,	December 31,	Increase/
	2020	2019	(Decrease)
Debt	$43.0	$42.0	$1.0
Less: Cash and cash equivalents	35.1	31.4	3.7
Net debt	$7.9	$10.6	$(2.7)
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

(g) Tredegar’s presentation of net income from ongoing operations is non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which has been presented separately and removed from net income as reported under GAAP. Net income from ongoing operations is a key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income as defined by GAAP. It excludes items that we believe do not relate to Tredegar’s ongoing operations. Reconciliations of the pre-tax and post-tax balances attributed to net income from ongoing operations for the three months ended March 31, 2020 and 2019 are shown below in order to show the impact on the effective tax rate:

(In Millions)	Pre-tax	Taxes Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended March 31, 2020	(a)	(b)		(b)/(a)
Net loss reported under GAAP	$(28.9)	$(6.6)	$(22.3)	22.7%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.5	0.1	0.4
(Gains) losses from sale of assets and other	29.7	7.0	22.7
Goodwill impairment	13.7	3.2	10.5
Net income from ongoing operations	$15.0	$3.7	$11.3	25.0%
Three Months Ended March 31, 2019
Net income reported under GAAP	$23.8	$4.0	$19.8	16.9%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	1.0	0.2	0.8
(Gains) losses from sale of assets and other	(15.8)	(2.5)	(13.3)
Goodwill impairment	—	—	—
Net income from ongoing operations	$9.0	$1.7	$7.3	19.8%

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com